Exhibit 10.2

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT is made and entered into on the 5th day of September 2008 by and between Insituform Technologies, Inc., a Delaware corporation (“Insituform”), and Thomas E. Vossman (“Contractor”).

R E C I T A L

Insituform desires to retain Contractor as an independent contractor to render consulting services, and Contractor desires to be so retained pursuant to the terms and conditions of this Agreement.

A G R E E M E N T S

In consideration of the recital and mutual promises set forth in this Agreement, the parties agree as follows:

1.           Services.  Contractor shall from time to time perform such services for Insituform as shall be requested by the Chief Executive Officer of Insituform.  Contractor shall have control of his work and the manner in which it is performed; provided, however, Contractor shall, from time to time, provide oral and/or written reports to the Chief Executive Officer of Insituform regarding the results of Contractor’s services as Insituform’s Chief Executive Officer shall reasonably request.  Contractor and Insituform agree that the level of anticipated services as an independent contractor will not exceed twenty percent (20%) of the average level of bona fide services performed by Contractor over the 36-month period immediately preceding the effective date of this Agreement.  Unless previously authorized in writing by Insituform, Contractor shall have no authority to bind Insituform to any contract or agreement.

2.           Term.  The term of this Agreement shall be from September 5, 2008 through December 31, 2008 (the “Term”).

3.           Compensation and Reimbursement of Expenses.

(a)           Insituform shall compensate Contractor for his services hereunder at a monthly rate of Thirty Thousand Dollars and no/100 ($30,000) commencing in September 2008; provided, however, for any hours during any month during the Term in excess of one hundred twenty-five (125) hours, Insituform shall compensate Contractor for such additional hours at the rate of Two Hundred Forty Dollars and no/100 Dollars ($240.00) per hour, excluding travel time.  The fixed monthly payment shall be paid by Contractor on or before the 15th day of the following month.  Any compensation in excess of the fixed monthly payment shall be payable by Insituform promptly after receipt of an invoice from Contractor itemizing with reasonable detail the work performed and the date(s) on which the work was performed. The parties may also agree to such other compensation arrangements as may be mutually agreed upon in writing.

(b)           Telephone, travel (coach), meals, hotels and other pre-authorized out-of-pocket expenses incurred by Contractor in connection with the performance of services hereunder shall be reimbursed to Contractor subject to substantiation in accordance with Insituform’s reimbursement policies.

4.           Independent Contractor Relationship.  The relationship of Contractor to Insituform is that of an independent contractor.  Nothing contained herein or otherwise shall be construed in such manner as to create the relationship of employer/employee between Contractor and Insituform.  In acknowledging that he is an independent contractor, Contractor agrees that he shall not be entitled to participate in, and specifically disclaims and waives any rights to any benefit to, any benefits or benefit programs offered by Insituform, to any employee or group of employees, including, but not limited to, any health insurance, disability insurance, pension, profit sharing, life insurance, vacation, incentive compensation or other benefits offered to any employee or group of employees.

5.           Payment of Taxes.  Contractor acknowledges that all payments made hereunder shall have been earned by reason of services provided by Contractor and, accordingly, Contractor agrees to report such payments as ordinary income on his United States and state income tax returns.  Insituform and Contractor further acknowledge and agree that Insituform shall not be required to withhold, nor shall Insituform withhold, any federal or state income, social security, unemployment or other taxes or similar payments from the amounts payable to Contractor hereunder.  As an independent contractor, Contractor shall be fully and solely responsible for all taxes (including, but not limited to, federal, state and local income taxes, FICA, FUTA, workers’ compensation and unemployment insurance taxes) related to the performance of his services pursuant to this Agreement, and shall timely make all appropriate governmental filings and timely pay all taxes, fees and charges, consistent with his status as an independent contractor.  Contractor shall defend, indemnify and hold harmless Insituform and its affiliates and their respective officers, directors, shareholders, employees and agents from all actions, claims, damages, demands, losses, liabilities, causes of action, costs and expenses, including attorneys’ fees, of any kind arising out of or related to Contractor’s failure to make timely filings or timely payments of any amounts due to such governmental agencies or units.

6.           Confidential Information.  Contractor agrees that he will not disclose any Confidential Information (as hereinafter defined) to any third party or use any Confidential Information for any purpose other than the performance of his responsibilities under this Agreement.  For purposes of this Agreement, “Confidential Information” shall mean any and all information concerning the business and operations of Insituform and/or any subsidiary or affiliate of Insituform which is disclosed or made known to Contractor in connection with the services to be performed by Contractor hereunder including, without limitation, any information (whether written or oral) made known to Contractor:  (a) from any inspection, examination or review of the books, records, documents or files made available to Contractor by Insituform and/or any subsidiary or affiliate of Insituform, (b) from communications with any officer, employee, agent or representative of Insituform and/or any subsidiary or affiliate of Insituform or (c) through disclosure or discovery in any other manner.  Notwithstanding the foregoing, Confidential Information shall not include information which was or becomes publicly known without disclosure by Contractor, or which was or is acquired by Contractor from a third party who is not in breach of any confidentiality agreement with Insituform.  During the term of this Agreement Insituform may provide Contractor an Insituform-owned Blackberry and/or computer.  Contractor agrees to take reasonable care to protect such equipment and to maintain the confidentiality of all information that resides and/or may be transmitted to or by such equipment.  Contractor agrees to immediately return such equipment to Contractor, upon Contractor’s request.

7.           Possession of Property.  Contractor acknowledges Insituform’s and/or its subsidiaries’ and/or affiliates’ (collectively, the “Insituform Group”) exclusive right to ownership, possession and title to all papers, documents, tapes, drawings, notebooks, formulas, customer lists, software, hardware, trademarks, trade names, service marks, processes, data, intellectual property, or other records, information or products prepared by Contractor during his engagement (past, present and future) with Insituform or provided by Insituform and/or any other member of the Insituform Group, or which otherwise come into Contractor’s possession by reason of his engagement with Insituform.  Contractor agrees not to make or permit to be made, except in pursuit of Contractor’s duties hereunder, any copies of such items.  Contractor further agrees to deliver to Insituform upon request all such items in Contractor’s possession and without request to immediately deliver such items upon the termination, voluntarily or involuntarily, of Contractor’s engagement.

8.           Inventions.  The term “Inventions” means all ideas, inventions and discoveries, whether patentable, copyrightable or not, made or conceived by Contractor in the course of his engagement by Insituform, either solely or jointly with others, during the term of his engagement (past, present or future) with any member of the Insituform Group, including, but not limited to, software, algorithms, designs, devices, processes, methods, formulae, techniques, data storage systems, networks, servers and any improvements to the foregoing.  Contractor agrees to promptly disclose all Inventions to Insituform.  Contractor shall inform Insituform promptly and fully of such Inventions by a written report, setting forth in detail the structures, procedures and methodology employed and the results achieved.  Contractor also shall submit a report upon completion of any study or research project undertaken on behalf of Insituform or any other member of the Insituform Group, whether or not in the Contractor’s opinion a given study or project has resulted in an Invention. Contractor hereby assigns and agrees to assign to Insituform all of his rights to such Inventions and to all proprietary rights therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign letters patent and resulting letters patent.  Upon the request of Insituform and at Insituform’s expense, Contractor shall execute such documents and provide such assistance as may be deemed necessary by Insituform and to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.  Contractor agrees to execute all documents reasonably requested by Insituform to assist Insituform in perfecting or protecting any or all of its rights in the Inventions. Contractor acknowledges that all copyrightable Inventions are “works made for hire” and consequently that Insituform owns all copyrights thereto, including, but not limited to, 17 U.S.C. Sections 101 and 210.  Insituform and its successors and assigns shall have the sole and exclusive right to register the copyright(s) in all such work in its name as the owner and author of such work and shall have the exclusive rights conveyed under 17 U.S.C. Sections 106 and 106A, including, but not limited to, the right to make all uses of the works in which attribution or integrity rights may be implicated.  Additionally, without in any way limiting the foregoing, Contractor hereby assigns, transfers and conveys to Insituform, and its successors and assigns, all right, title or interest that Contractor may now have, or may acquire in the future, to the work including, but not limited to, all ownership, patent (United States and foreign letters patent), trade secret, trade names and trademarks, copyright moral, attribution and/or integrity rights.  Contractor hereby expressly and forever waives any and all rights that Contractor may have arising under 17 U.S.C. Section 106A, and any rights arising under any federal, state, territorial or foreign laws that convey rights which are similar in nature to those conveyed under 17 U.S.C. Section 106A.  Notwithstanding any provision of the Copyright Act, any and all copyrightable works constituting Inventions or prepared either in whole or in part by Contractor in connection with his engagement are, shall be, or shall become, owned by Insituform.

9.           Specific Enforcement.  Contractor agrees that any violation or breach by Contractor and/or his Representatives of any provision of this Agreement would cause immediate and irreparable harm to the Insituform Group, the exact amount of which will be impossible to ascertain, and for that reason further agrees that the Insituform Group shall be entitled, as a matter of right, to an injunction out of the appropriate court of competent jurisdiction, restraining any further violation or breach of this Agreement by Contractor, either directly or indirectly, such right to an injunction being cumulative and in addition to whatever remedies the Insituform Group may have under applicable law and/or this Agreement.  Insituform also shall have the right to require Contractor to account for and pay over to Insituform all compensation, profits, monies, accruals, increments, or other benefits derived or received by him as the result of any transactions constituting a breach of this Agreement.  Insituform may set off any amounts due it against any compensation owed to Contractor.  The remedies of the Insituform Group under this Agreement are not exclusive, and shall not prejudice any other rights that the Insituform Group otherwise might have. In the event of a breach of this Agreement, Contractor agrees to pay all costs of enforcement and collection of any and all remedies and damages, including reasonable attorneys’ fees.

10.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri, without regards to its conflict of laws principles.  The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit Court of Saint Louis County, Missouri or the United States District Court for the Eastern District of Missouri.  In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

11.           Waiver.  The failure of any party to insist, in any one or more instances, upon performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder for the future performance of any such term, covenant or condition.

12.           Amendment.  This Agreement may only be amended by an agreement in writing signed by the party against whom enforcement is sought.

13.           Binding Effect.  This Agreement shall be binding on the parties and their respective heirs, successors and assigns.  Contractor shall not assign this Agreement without the prior written consent of Insituform.

14.           Reasonableness of Covenants.  The parties agree that the duration and scope of the restrictions imposed under Sections 6 through 8 hereof (the “Covenants”) are fair and reasonable and are reasonably required for the protection of Insituform and/or its subsidiaries and/or affiliates.  Should any court of competent jurisdiction determine that any of the Covenants, or any part thereof, are unenforceable because of the duration or scope of such provision, the parties hereto agree that such court shall have the power to substitute, to the fullest extent enforceable, provisions similar hereto or such other provisions as will enable Insituform and/or its subsidiaries and/or affiliates, to the fullest extent practicable, to enjoy the benefits intended to be agreed upon by and under Sections 6, 7 and 8 hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year first above written.

INSITUFORM TECHNOLOGIES, INC.

By: /s/ J. Joseph Burgess Name: J. Joseph Burgess Title: President and Chief Executive Officer

CONTRACTOR

/s/ Thomas E. Vossman Thomas E. Vossman